                                January 29, 1997


                  [Letterhead of LaPorte Sehrt Romig & Hand]

Board of Directors
GS Financial Corp.
Guaranty Savings and Homestead Association
3798 Veterans Memorial Boulevard
Metairie, Louisiana 70002

Gentlemen:

You have requested our opinion regarding certain Louisiana state income tax consequences of the conversion of Guaranty Savings and Homestead Association (the "Association"), a Louisiana-chartered savings and loan association, from mutual to stock form (the "Conversion"). In the Conversion, all of the Association's to-be-issued capital stock will be acquired by GS Financial Corp. (the "Company"), a newly-formed Louisiana-chartered corporation.

We have not reviewed all of the legal documents necessary to effectuate the Conversion or the acquisition of the Association's capital stock by the Company. An inherent assumption of this opinion is that all steps required by federal and state law and regulatory authorities will be effectuated consistent with the information submitted to us.


                                   BACKGROUND
                                   -----------

We have reviewed the federal income tax opinion (the "Opinion") prepared by the firm of Elias, Matz, Tiernan & Herrick L.L.P. dated January 29, 1997 which was addressed and furnished to you. We have also reviewed the representations of the managements of the Company and the Association dated January 29, 1997 (the "Representations") and supplied to the aforementioned authors of the Opinion. We have relied on the facts and representations stated in the Opinion and Representations as to the manner in which the proposed transactions will be accomplished and the federal income tax aspects of the transactions as detailed in the Opinion. By this reference, such federal tax opinion and its related references are incorporated herein.

Board of Directors                                      Board of Directors
GS Financial Corp.                                      Guaranty Savings and
                                                        Homestead Association

January 29, 1997
Page 2


                           LOUISIANA LAW AND ANALYSIS
                           --------------------------

Louisiana income tax statutes are included in Title 47, Sub-Title II, Chapter 1,of the Louisiana Revised Statutes of 1950. Corporation income tax laws are contained within Part II A. therein. Individual income tax statutes are contained within Part III therein.

Pursuant to Louisiana Revised Statutes (La. R. S.) 47:287.501(B)(1), building and loan associations (among others) are exempted from imposition of any and all Louisiana income taxes.

Louisiana corporate gross income and allowable deductions are defined as federal gross income and deductions, subject to certain modifications. La.
R. S. 287.61-.63. Modifications to federal taxable income are contained in La. R. S. 287.71-.86 and 287.701-.785. Absent any specific modifications contained within these sections, Louisiana corporate taxable income is equivalent to federal taxable income. Since gains and losses realized by parties to a reorganization, as defined by federal statutes, are not specifically identified as modifications to federal gross income or deductions, the State of Louisiana has effectively incorporated the corporate reorganization provisions of the Internal Revenue Code of 1986, as amended (the "Code") with respect to parties to a reorganization. Since gains and losses realized by corporate shareholders in a reorganization are not specifically identified as modifications to federal gross income or deductions, nor are there any modifications with respect to the determination of basis or the holding period of stock received in a reorganization, the State of Louisiana has effectively incorporated the corporate reorganization provisions of the Code with respect to corporate depositors and shareholders.

La. R. S. 47:290 provides that such part (Part III) is intended to conform the Louisiana individual income tax law with the Code, except as otherwise expressly provided. La. R. S. 47:293(1) defines Louisiana adjusted gross income as adjusted gross income as reported for federal purposes. La. R. S. 47:293(6) defines Louisiana taxable income as Louisiana adjusted gross income with specific modifications listed therein. None of the modifications listed therein relate to the Louisiana taxation of realized gains or losses in connection with corporate reorganizations, nor the determination of basis or the holding period of stock received in a reorganization. The State of Louisiana has, therefore, effectively adopted the corporate reorganization provisions of the Code to the extent these provisions affect individual depositors and shareholders.

Board of Directors                                      Board of Directors
GS Financial Corp.                                      Guaranty Savings and
                                                        Homestead Association

January 29, 1997
Page 3


La. R. S. 47:300.10. states that such part (Part VI) is intended to conform the Louisiana fiduciary income tax law with the Code, except as otherwise expressly provided. La R. S. 47:300.1.F. and H. define Louisiana taxable income of resident and non resident fiduciaries, respectively, as taxable income determined in accordance with federal law, with specific modifications listed therein. None of the modifications listed therein relate to the Louisiana taxation of realized gains or losses in connection with corporate reorganizations, nor the determination of basis or the holding period of stock received in a reorganization. The State of Louisiana has, therefore, effectively adopted the corporate reorganization provisions of the Code to the extent these provisions affect fiduciary depositors and shareholders.

La. R. S. 47:203 states that partnerships shall compute taxable income in the same manner as in the case of individuals, with certain listed modifications. As none of the modifications relate to reorganization provisions of the Code, and based upon the above analysis of individuals, the same conclusions would apply with respect to depositors and shareholders which are partnerships.

Title 12, Chapter 22, Part X, Section 1368 of the Louisiana Revised Statutes of 1950 states that, for Louisiana income tax purposes, limited liability companies shall be treated and taxed in the same manner as treated and taxed for federal purposes. Therefore, regardless of corporate or partnership federal income tax treatment, based upon the above analysis of each, the same conclusion would apply with respect to depositors and shareholders that are limited liability companies.


                                    OPINIONS
                                    --------

In rendering our opinion herein, we have relied upon the Opinion prepared by Elias, Matz, Tiernan & Herrick L.L.P.

Because savings and loans are not subject to Louisiana income taxes, no income will be recognized for Louisiana income tax purposes by Guaranty Savings and Homestead Association as a result of the Conversion and the sale of its capital stock to the Company.

Because the Association's change in form from a mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code, and neither the Association nor the Company will recognize any gain or loss as a result of the

Board of Directors                                      Board of Directors
GS Financial Corp.                                      Guaranty Savings and
                                                        Homestead Association

January 29, 1997
Page 4


Conversion pursuant to Section 361 of the Code and Revenue Ruling 80-105, it is also our opinion that for Louisiana income tax purposes: (1) no gain or loss will be recognized by the Association or the Company upon the purchase of the Association's capital stock by the Company; (2) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Association (in its stock form) plus their interest in the liquidation account in exchange for the deposit accounts in the mutual Association; (3) assuming the non-transferable subscription rights to purchase Company Common Stock have no value, the tax bases of the depositors' deposit accounts in the Association immediately after the Conversion will be the same as the bases of their accounts immediately prior to the Conversion; (4) assuming the non-transferable subscription rights to purchase Company Common Stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (5) the tax basis to the holders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor, and the holding period of such shares will begin on the date of consummation of the Conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased through the Community Offering.

It is further our opinion that the Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Association following the Conversion, interests in the liquidation account and non-transferable subscription rights to purchase Company Common Stock in exchange for their savings accounts and proprietary interests in the Association, but only to the extent of the value, if any, of the subscription rights.


                                   CONCLUSIONS
                                   -----------

This opinion sets forth our views based upon the completeness and accuracy of the information made available to us and any assumptions of fact that were included. Our opinion relies upon the relevant provisions of the Internal Revenue Code, the Louisiana Revised Statutes, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modifications by subsequent legislative, regulatory, administrative or judicial decisions. Any such changes could be retroactive in effect and, therefore, could affect the validity of our opinions. We undertake no responsibility to update our opinions in the event of any such change or modifications.

Board of Directors                                      Board of Directors
GS Financial Corp.                                      Guaranty Savings and
                                                        Homestead Association

January 29, 1997
Page 5


We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form SB-2 and the Association's Application for Conversion, and we also consent to the references to us under the headings "The Conversion - Tax Aspects" and "Legal and Tax Opinions" in the Prospectus contained in such filings.


Sincerely,


LaPORTE, SEHRT, ROMIG & HAND



/s/ William T. Mason, III, CPA
------------------------------------
William T. Mason, III, CPA
Director

WTMiii/smw